Exhibit 99.1

FOR IMMEDIATE RELEASE: MAY 21, 2024

LEGGETT & PLATT APPOINTS KARL GLASSMAN AS PRESIDENT AND CEO

Carthage, Mo., May 21, 2024 ---

•	Karl Glassman appointed President and CEO and will continue to serve as Board Chairman

•	Mitch Dolloff resigned as President and CEO and a member of the Board

Diversified manufacturer Leggett & Platt announced that its Board of Directors has appointed Karl Glassman as President and Chief Executive Officer, effective immediately. Karl will continue to serve as Board Chairman. This follows the decision by Mitch Dolloff to resign as Chief Executive Officer and a member the Board, also effective immediately, having mutually agreed with the Board that now is the right time for a change in leadership at Leggett & Platt. Mitch will serve in a consulting capacity for one year to assist in the transition.

Karl has served as an executive director and non-executive director on the Leggett & Platt Board since 2002, and previously served as CEO from 2016 to 2021. Karl has served in other various leadership capacities with the Company over his 42-year tenure, including Chief Operating Officer and President of the former Residential Furnishings segment.

Lead Independent Director Robert Brunner commented, “Karl knows the Company better than anyone, and we are pleased he has agreed to step back into the CEO role. Karl’s intimate knowledge of the Company’s end-markets and operations, along with his strong relationships with Leggett’s customers and employees, will ensure a seamless transition. He embodies Leggett’s values and has an impressive track record of creating value and empowering world-class teams. The Board is confident that Karl is the right leader to guide Leggett at this critical time as the Company navigates the current market environment and positions for long-term profitable growth.”

“I am honored to return and lead Leggett at this important time for our company,” commented Glassman. “The restructuring plan, other operational improvement initiatives, and our focus on strengthening our balance sheet create a clear path toward a more focused, agile company with the ability to deliver improved profitability and enhanced shareholder value. I look forward to working with our talented team to advance our key initiatives and am confident we can build upon Leggett’s strong foundation, capitalizing on opportunities ahead.”

Brunner continued, “On behalf of the Board, I would like to thank Mitch for his many contributions to Leggett throughout his more than 20 years with the Company. We wish him the very best in his future endeavors.”

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in many homes and automobiles. The 141-year-old Company is a leading supplier of bedding components and private label finished goods; automotive seat comfort and convenience systems; home and work furniture components; geo components; flooring underlayment; hydraulic cylinders for material handling and heavy construction applications; and aerospace tubing and fabricated assemblies.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Cassie J. Branscum, Vice President, Investor Relations

Kolina A. Talbert, Manager, Investor Relations